                                               FILED PURSUANT TO RULE: 424(b)(5)

                                                     REGISTRATION NO.: 333-80063

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 15, 2000)

                                  $600,000,000

                             WASTE MANAGEMENT, INC.

                          7 3/8% SENIOR NOTES DUE 2010
                               ------------------

     The notes will bear interest at the rate of 7 3/8% per year. Interest on the notes is payable on February 1 and August 1 of each year, beginning on August 1, 2001. The notes will mature on August 1, 2010. We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of Notes -- Optional Redemption."

     The notes will be our senior obligations and will rank equally with all of our other unsecured senior indebtedness.

                               ------------------

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                PER SENIOR NOTE          TOTAL
                                                                ---------------       ------------
Public Offering Price                                               99.593%           $597,558,000
Underwriting Discount                                                0.650%           $  3,900,000
Proceeds to Waste Management, Inc. (before expenses)                98.943%           $593,658,000

     Interest on the notes will accrue from February 9, 2001 to date of delivery.

                               ------------------

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on February 9, 2001.

                               ------------------

                          Joint Book-Running Managers

SALOMON SMITH BARNEY        CREDIT SUISSE FIRST BOSTON       MERRILL LYNCH & CO.
                               ------------------

BANC OF AMERICA SECURITIES LLC
              DEUTSCHE BANC ALEX. BROWN
                            FLEET SECURITIES, INC.
                                        GOLDMAN, SACHS & CO.
                                                        JP MORGAN
                                                           LEHMAN BROTHERS
February 2, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT OR THAT THE INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                ---------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                       PROSPECTUS SUPPLEMENT

Our Company.................................................    S-3
Risk Factors................................................    S-3
Use of Proceeds.............................................    S-7
Description of Notes........................................    S-8
Underwriting................................................   S-13
Legal Matters...............................................   S-14
Experts.....................................................   S-14
Forward-Looking Statements..................................   S-15

                            PROSPECTUS

Where To Find More Information..............................      2
Our Company.................................................      4
Risk Factors................................................      4
Special Note Regarding Forward-Looking Statements...........     10
Use of Proceeds.............................................     11
Ratio of Earnings to Fixed Charges..........................     11
Description of Debt Securities..............................     12
Description of Capital Stock................................     36
Plan of Distribution........................................     38
Validity of Securities......................................     38
Experts.....................................................     39

                                  OUR COMPANY

     Waste Management, Inc. is one of the largest publicly owned companies providing integrated waste services in North America. Through our subsidiaries we provide collection, transfer, recycling and resource recovery, and disposal services. Our customers include commercial, industrial, municipal and residential customers, other waste management companies, and governmental entities. We are also a developer, operator and owner of waste-to-energy facilities in the United States.

     In past years, the waste management industry has experienced a period of significant consolidation. Through acquisitions, we grew from a regional provider of solid waste collection, transfer and disposal services to a national and international provider of solid waste services as well as recycling, portable sanitation, industrial cleaning, hazardous waste management and radioactive waste management services. We also became a developer of facilities for, and a provider of services to, the waste-to-energy and waste-fuel powered independent power markets. By year-end 1998, we were operating throughout the United States, in Canada, Mexico, throughout Europe, the Pacific Rim, South America and in other select international markets.

     In 1999 we announced a strategic plan focused on emphasizing internal growth, more closely aligning our performance with shareholders' interests and focusing on our core business: solid waste management services. As part of the plan, beginning in 1999 and throughout 2000, we divested substantially all of our international operations and certain of our non-integrated and less profitable North American solid waste operations. We also have divested, or announced agreements to divest, most of our non-solid waste operations, including our low-level and other radioactive waste operations, organic residuals operations, industrial services and hazardous waste treatment operations. The proceeds from these sales have been used to repay a portion of the debt outstanding under our credit facilities.

     Also as part of the plan, we began other initiatives in 1999 that continued through 2000, including:

     - linking our information technology initiatives to our business strategy and introducing new enterprise-wide software systems;

     - developing standard policies and procedures, and increasing the flow of internal communication, in an effort to streamline our business and impose more discipline and accountability, while maintaining decentralized operations so that authority is still close to the customer; and

     - restoring a capital expenditure policy that focuses on internal growth and profits as opposed to growth through acquisitions.

     We believe that opportunities exist to expand our services through acquisitions of businesses and operations which can be effectively integrated with our current operations, and will pursue those opportunities when available. However, our goal is to refocus on our core business of solid waste management to build a stronger company through increased efficiency, improved productivity and greater profitability.

                                  RISK FACTORS

WE FACE UNCERTAINTIES RELATING TO PENDING LITIGATION AND INVESTIGATIONS

     On three different occasions during July and August 1999, we lowered our expected earnings per share for the three months ended June 30, 1999. Additionally, in February 1998, Waste Management Holdings, Inc. ("Waste Management Holdings"), formerly known as Waste Management, Inc., which we acquired in July 1998, announced restatements of its prior-period financial statements.

     More than 30 lawsuits that claim to be based on our 1999 announcements have been filed against us and some of our current and former officers and directors. These lawsuits, which have been consolidated into one action, assert various claims under the federal securities laws, including claims that (i) the projections we made about our June 30, 1999 earnings were false and misleading,
(ii) we failed to disclose
information about our earnings projections that would have been important to purchasers of our stock, (iii) we made further misrepresentations after July 29, 1999 about our operations and finances, resulting in the Company taking a pre-tax charge of $1.76 billion in the third quarter of 1999, and (iv) we made false or misleading representations in the registration statement and prospectus filed with the SEC in connection with our July 1998 acquisition of Waste Management Holdings. The plaintiffs also claim that certain of our current and former officers and directors sold their common stock during times when they knew the price was artificially inflated by the alleged misstatements and omissions.

     Additionally, individuals who sold their businesses to us, Waste Management Holdings or other companies we later acquired have filed lawsuits against us and Waste Management Holdings alleging various claims, including fraud, breach of contract, breach of warranty, overvaluation of the stock they received and other claims similar to those included in the class action described above.

     Other lawsuits relating to the facts described above, including derivative actions, have been filed against Waste Management Holdings and us. We recently announced a proposed settlement, which is subject to court approval, with respect to the derivative suit against Waste Management Holdings relating to the February 1998 restatement of earnings, as well as claims by former officers of Waste Management Holdings for retirement and other benefits withheld by us.

     The SEC has commenced a formal investigation against Waste Management Holdings with respect to its previously filed financial statements for the years 1991 and earlier through 1997, and the NYSE has notified us that it is reviewing transactions in our common stock before our July 6, 1999 earnings announcement.

     We and our subsidiaries are also currently involved in other civil litigation and governmental proceedings relating to the conduct of our business.

     We do not believe it is feasible to predict or determine the outcome or resolution to any of these proceedings or investigations. In addition, the timing of the final resolutions to these matters is uncertain. The possible outcomes or resolutions to these matters or any new litigation or governmental proceedings could include judgments against us or settlements and could require substantial payments by us. We believe that adverse outcomes or any other resolution, such as settlements, could have a material adverse effect on our financial condition, results of operations and cash flows.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR DISPOSAL FACILITIES AND COLLECTION OPERATIONS

     We could be liable if our disposal facilities or collection operations cause environmental damage to our properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

     In the ordinary course of our business, we have in the past, and may in the future, become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

     - agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

     - citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage for which we may be responsible.

     The adverse outcome of one or more of these proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.

     From time to time we have received citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. In the future we may receive additional citations or notices. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. However, we cannot guarantee that we will always be successful in this regard. Where we are not successful, we may incur fines, penalties or other sanctions that could have a material adverse effect on our financial condition, results of operations and cash flows.

     Our insurance for environmental liability meets or exceeds statutory requirements. However, because we believe that the cost for such insurance is high relative to the coverage it would provide, our coverages are generally maintained at statutorily required levels. Due to the limited nature of our insurance coverage for environmental liability, if we were to incur liability for environmental damage, such liability could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENTAL REGULATIONS MAY RESTRICT OUR OPERATIONS OR INCREASE OUR COSTS OF OPERATIONS

     Stringent government regulations at the federal, state and local level in the United States and in other countries in which we have operations have a substantial impact on our business. A large number of complex laws, rules, orders and interpretations govern environmental protection, health and safety, land use, zoning and related matters. Among other things, they may restrict our operations and adversely affect our financial condition, results of operations and cash flows by imposing conditions such as:

     - limitations on the siting and construction of new waste disposal, transfer or processing facilities or the expansion of existing facilities;

     - limitations and regulations on collection and disposal prices, rates and volumes;

     - limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; or

     - mandates regarding the disposal of solid waste.

     Regulations also affect the siting, design and closure of landfills and could require us to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

     In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use.

WE FACE POTENTIAL DIFFICULTIES IN CONTINUING TO EXPAND AND MANAGE OUR GROWTH

     We have made a number of acquisitions, some of them substantial, and continue to pursue operations that can be effectively integrated with our existing operations. Our future financial results and prospects depend in part on our ability to successfully manage and improve the operating efficiencies and productivity of these acquired operations. In particular, whether the anticipated benefits of acquired operations are ultimately achieved will depend on a number of factors, including our ability to achieve administrative cost savings, rationalization of collection routes, insurance and bonding cost reductions, general economies of scale, and our ability, generally, to capitalize on our asset base and strategic position. Moreover, our ability to operate successfully will depend on a number of factors, including competition from other waste management companies, availability of working capital, ability to maintain margins on existing or acquired operations, and the management of costs in a changing regulatory environment. There can be no assurance that we will be able to successfully manage our future growth or that the historic pace of our growth will not adversely affect our existing or future acquired operations.

     Our future and past acquisitions involve certain other potential risks, including:

     - our failure to accurately assess all of the pre-existing liabilities of acquired companies;

     - unexpected difficulties in successfully integrating the operations of acquired companies with our existing operations;

     - risks and uncertainties regarding government-forced divestitures;

     - restraints imposed by federal and state agencies regarding market concentration and competitor behavior;

     - a lack of attractive acquisition opportunities;

     - our inability to obtain the capital required to finance potential acquisitions on satisfactory terms;

     - the businesses we acquire not proving profitable; and

     - our incurring additional indebtedness or issuing additional equity securities as a result of future acquisitions.

OUR ACCOUNTING POLICIES CONCERNING UNAMORTIZED CAPITALIZED EXPENDITURES COULD RESULT IN A MATERIAL CHARGE AGAINST OUR EARNINGS

     In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to acquisitions, pending acquisitions, and disposal site development and expansion projects. We expense indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, as incurred. Our policy is to charge against earnings any unamortized capitalized expenditures and advances relating to any facility or operation that is permanently shut down, any pending acquisition that is not consummated, and any disposal site development or expansion project that is not completed. The charge against earnings is reduced by any portion of the capitalized expenditure and advances that we estimate will be recoverable, through sale or otherwise. In future periods, we may be required to incur a charge against earnings in accordance with our policy. Depending on its magnitude, any such charge could have a material adverse effect on our results of operations.

THE DEVELOPMENT AND ACCEPTANCE OF ALTERNATIVES TO LANDFILL DISPOSAL AND WASTE-TO-ENERGY FACILITIES COULD REDUCE OUR ABILITY TO OPERATE AT FULL CAPACITY

     Our customers are increasingly using alternatives to landfill disposal, such as recycling and composting. In addition, state and local governments are increasingly mandating recycling and waste reduction at the source and prohibiting the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. These developments could reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity as well as the prices that we can charge for landfill disposal and waste-to-energy services.

OUR BUSINESS IS SEASONAL IN NATURE AND OUR REVENUES AND RESULTS VARY FROM QUARTER TO QUARTER

     Our operating revenues are usually lower in the winter months, primarily because the volume of waste relating to construction and demolition activities usually increases in the spring and summer months, and the volume of industrial and residential waste in certain regions where we operate usually decreases during the winter months. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of our operations. Our first and fourth quarter results of operations typically reflect this seasonality.

FLUCTUATIONS IN THE PRICE OF RECYCLABLE MATERIALS AFFECT OUR OPERATING REVENUES

     Recyclable materials that we process for sale include paper, plastics, aluminum and other commodities which are subject to significant price fluctuations. These fluctuations will affect our future operating revenues and income.

INTENSE COMPETITION COULD REDUCE OUR PROFITABILITY

     We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. In North America, the industry consists of several large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with numerous waste management companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues and tax-exempt financing are available to them. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid municipal contracts. Profitability may decline because of the national emphasis on recycling, composting and other waste reduction programs that could reduce the volume of solid waste collected or deposited in disposal facilities.

WE MAY NEED ADDITIONAL CAPITAL IF OUR CASH FLOW IS LESS THAN EXPECTED

     We currently expect to generate sufficient cash flow from our operations in 2001 to cover our anticipated cash needs for capital expenditures, acquisitions and other cash expenditures. If our cash flow from operations during 2001 is less than currently expected, or our capital requirements increase, either due to strategic decisions or otherwise, we may elect to incur further indebtedness or issue equity securities to cover any additional capital needs. However, we cannot guarantee that we will be successful in obtaining additional capital on acceptable terms.

     Our credit facilities require us to comply with certain financial ratios. If our cash flows are less than expected or our capital requirements are more than expected, we may not be in compliance with the ratios. This would result in a default under our credit agreements. If there were a default, we may not be able to get waivers or amendments to our credit facilities, and the lenders could choose to declare all outstanding borrowings due and payable. If that happened, there can be no assurances that we could fully repay the amounts due. Since we are partially dependent on our credit facilities to fund borrowing needs, any default would have a material adverse effect on our consolidated financial condition and results of operation, and on our ability to repay your notes.

WE MAY ENCOUNTER DIFFICULTIES DEPLOYING OUR ENTERPRISE SOFTWARE

     We are currently in the process of deploying enterprise-wide software systems that will replace our current financial, human resources and payroll systems. These systems may initially contain errors or cause other problems that could adversely affect, or even temporarily disrupt, all or a portion of our operations or the stability of our accounting systems until resolved. As of January 2001, we were still in the preliminary stages of the financial system conversion, the completion of which is expected to occur no earlier than the end of 2001.

                                USE OF PROCEEDS

     We expect the net proceeds from the offering of the notes to be approximately $593 million, after deducting discounts to the underwriters and estimated expenses of the offering. We intend to use the net proceeds, together with cash on hand, to repay in full the $200 million principal amount outstanding under our 6% Senior Notes due May 15, 2001, the $200 million principal amount outstanding under our 6.70% Senior Notes due May 1, 2001 and the $200 million principal amount outstanding under our 7 1/8% Senior Notes due June 15, 2001. Pending application of the proceeds as described, we will temporarily invest the proceeds in short-term investments or will reduce short-term borrowings.

                              DESCRIPTION OF NOTES

     The notes are a new series of debt securities described in the accompanying prospectus that will be issued under an Indenture dated as of September 10, 1997 (the "Indenture"), between us and The Chase Manhattan Bank, as trustee (the "Trustee"). We will issue the notes pursuant to a resolution of our Board of Directors and accompanying officers' certificate setting forth the specific terms applicable to the notes.

     This Description of Notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this Description of Notes is only a summary, you should refer to the Indenture and the notes, forms of which are available from us, for a complete description of our obligations and your rights.

GENERAL

     The Notes.  The notes:

     - are our general unsecured, senior obligations;

     - constitute a new series of debt securities issued under the Indenture and will be limited to an aggregate principal amount of $600 million;

     - mature on August 1, 2010;

     - will not be entitled to the benefit of any sinking fund;

     - will be issued in denominations of $1,000 and integral multiples of $1,000; and

     - will be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with DTC.

     Interest.  Interest on the notes will:

     - accrue at the rate of 7 3/8% per annum;

     - accrue from February 9, 2001 or the most recent interest payment date;

     - be payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2001;

     - be payable to holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Payment and Transfer.

     Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 55 Water Street, Room 234, New York, New York 10041).

     Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the Trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

     No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed; or

     - the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points;

plus, in either case, accrued interest to the date of redemption.

     Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

     For purposes of determining the optional redemption price, the following definitions are applicable:

          "Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

          "Independent Investment Banker" means Salomon Smith Barney Inc. (and its successor), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

          "Comparable Treasury Price" means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or
     (ii) if the Trustee obtains
     fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

          "Reference Treasury Dealer" means (i) Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, unless any of them ceases to be a primary U.S. government securities dealers in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

DEFEASANCE

     The notes will be subject to defeasance and discharge and to covenant defeasance as provided under "Description of Debt Securities -- Provisions Applicable to Both Senior and Subordinated Debt Securities -- Defeasance and Discharge" in the accompanying prospectus.

RANKING

     The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

     We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our subsidiaries, including claims of trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt.

     As of December 31, 2000, our subsidiaries had approximately $4.4 billion of indebtedness, excluding intercompany loans. As of December 31, 2000, as adjusted to give effect to the issuance of the notes, we would have had an aggregate of $8.5 billion of consolidated indebtedness.

CERTAIN COVENANTS

     Certain covenants in the Indenture limit our ability and the ability of our subsidiaries to:

     - create or permit to exist liens; and

     - enter into sale and leaseback transactions.

     For a description of these covenants, see "Description of Debt Securities -- Provisions Applicable Solely to Senior Debt Securities" in the accompanying prospectus.

BOOK-ENTRY SYSTEM

     We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     DTC has advised us and the underwriters as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     - The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

     Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

     All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

     Neither we, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

     So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments on the notes issued as global notes will be made by us in immediately available funds.

                                  UNDERWRITING

     Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Salomon Smith Barney Inc. ..................................    $160,000,000
Credit Suisse First Boston Corporation......................     160,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................     160,000,000
Banc of America Securities LLC..............................      20,000,000
Chase Securities Inc. ......................................      20,000,000
Deutsche Banc Alex. Brown Inc...............................      20,000,000
Fleet Securities, Inc. .....................................      20,000,000
Goldman, Sachs & Co. .......................................      20,000,000
Lehman Brothers Inc. .......................................      20,000,000
                                                                ------------
          Total.............................................    $600,000,000
                                                                ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                        PAID BY WASTE MANAGEMENT
                                                        ------------------------
Per note..............................................           0.650%

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be $600,000.

     We have agreed that we will not offer to sell any of our debt securities (other than the notes, bank borrowings and commercial paper) for a period of 30 days after the date of this prospectus supplement without the prior written consent of Salomon Smith Barney Inc.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     It is expected that delivery of the notes will be made against payment therefor on February 9, 2001, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Purchasers of the notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

     Certain of the underwriters or their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Chase Securities Inc., an underwriter of this offering, is an affiliate of the Trustee.

                                 LEGAL MATTERS

     Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents us from time to time in matters unrelated to this offering.

                                    EXPERTS

     The audited consolidated financial statements of Waste Management, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In their report, that firm states that with respect to the consolidated financial statements of the former USA Waste Services, Inc. and subsidiaries for the year ended December 31, 1997, its opinion is based on the report of other independent public accountants, namely PricewaterhouseCoopers LLP. The audited consolidated financial statements of Waste Management, Inc. as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 are included herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

     The audited consolidated financial statements of operations, stockholders' equity, and cash flows of USA Waste Services, Inc. for the year ended December 31, 1997, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of Waste Management, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

                           FORWARD-LOOKING STATEMENTS

     This prospectus summary and the accompanying prospectus, including the information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views on future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors" in this prospectus supplement and the accompanying prospectus and other factors set forth in the documents incorporated by reference, as well as the following:

     - the outcome of litigation or investigations;

     - possible changes in our estimates of site remediation requirements, final closure and post-closure issues, compliance and other audits and regulatory developments;

     - the possible impact of regulation on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

     - our ability to improve the productivity of acquired operations and use our asset base and strategic position to operate more efficiently;

     - our ability to accurately assess all of the pre-existing liabilities of companies we have acquired and to successfully integrate the operations of acquired companies with our existing operations;

     - possible charges against earnings for certain shutdown operations and uncompleted acquisitions or development or expansion projects;

     - the effect of price fluctuations of recyclable materials processed by us;

     - the effects that trends towards requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

     - the effect competition in our industry could have on our ability to maintain margins, including uncertainty relating to competition with governmental sources that enjoy competitive advantages from tax-exempt financing and tax revenue subsidies;

     - our ability to successfully deploy our new enterprise-wide software systems;

     - the impact on our financial statements of any proposed change to generally accepted accounting principles, including the manner in which we account for liabilities associated with the closure of our landfills;

     - our ability to retain qualified people to serve in senior management positions;

     - possible defaults under our credit agreements if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we can not obtain additional capital on acceptable terms if needed; and

     - certain risks that are inherent in operating in foreign countries which are beyond our control, including but not limited to political, social, and economic instability and government regulations.

     These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words such as "expect," "estimate," "intend," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for stock. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS

                                 $3,000,000,000

                             WASTE MANAGEMENT, INC.

                                DEBT SECURITIES

                                  COMMON STOCK

We may offer from time to time

     - Debt securities

     - Shares of our common stock

Our shares of common stock are listed on the New York Stock Exchange under the symbol "WMI."

            CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4.

     We will provide a prospectus supplement each time we issue the securities covered by this prospectus. The prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 15, 2000

                               TABLE OF CONTENTS

Where To Find More Information..............................     2
Our Company.................................................     4
Risk Factors................................................     4
Special Note Regarding Forward-Looking Statements...........    10
Use of Proceeds.............................................    11
Ratios of Earnings to Fixed Charges.........................    11
Description of Debt Securities..............................    12
Description of Capital Stock................................    36
Plan of Distribution........................................    38
Validity of Securities......................................    38
Experts.....................................................    39

                         WHERE TO FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (Reg. No. 333-80063) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge. We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings, including the registration statement, are available to the public over the Internet at the Commission's web site at http://www.sec.gov. You can also read and copy any document we file at:

     - the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and

     - the regional offices of the Commission located at:

      - 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and

      - 7 World Trade Center, Suite 1300, New York, New York 10048.

     Please call the Commission at 1-800-SEC-0330 for more information about the public reference facilities.

     You can also inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are listed.

     We are incorporating by reference in this prospectus some information we file with the Commission. This means that we are disclosing important information to you by referring you to those documents.

Specifically, we incorporate by reference the documents set forth below that we have previously filed with the Commission:

COMMISSION FILINGS (FILE NO. 1-12154)                    PERIOD/DATE
-------------------------------------                    -----------
- Annual Report on Form 10-K                             Year ended December 31, 1998
- Quarterly Report on Form 10-Q                          Quarter ended March 31, 1999
                                                         (certain items in financial
                                                         statements were revised in
                                                         June 30, 1999 Form 10-Q)
- Quarterly Report on Form 10-Q                          Quarter ended June 30, 1999
- Quarterly Report on Form 10-Q (as amended on Form      Quarter ended September 30,
  10-Q/A)                                                1999
- Current Report on Form 8-K                             August 13, 1999
- Current Report on Form 8-K                             September 16, 1999
- Proxy Statement for the 1999 Annual Meeting of         April 5, 1999
  Stockholders

     We also incorporate by reference the information contained in any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities covered by this prospectus, which information will be deemed to automatically update and supersede this information.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Waste Management, Inc.
        1001 Fannin Street, Suite 4000
        Houston, Texas 77002
        (713) 512-6200
        Attn: Secretary

                                  OUR COMPANY

     We are a global leader in providing integrated waste management services.

     In North America, where we have our principal operations, we provide solid waste collection, transfer, recycling, resource recovery and disposal services. We also are a leading operator and owner of waste-to-energy and waste-fuel powered independent power facilities in the United States. We conduct other operations in North America, including landfill disposal of hazardous wastes, additional hazardous waste management services and low-level and other radioactive waste services.

     Outside of North America, we operate in Europe, the Pacific Rim, South America and other select international markets, where we provide collection and transportation services for solid, hazardous and medical wastes and collection, treatment and disposal services for recyclable materials. We also operate solid and hazardous waste landfills, municipal and hazardous waste incinerators, waste and wastewater treatment facilities and hazardous waste treatment facilities, as well as construct waste treatment or disposal facilities for third parties.

     Our diversified customer base includes commercial, industrial, municipal and residential customers, other waste management companies, governmental entities and independent power markets.

     On July 16, 1998, we changed our name to "Waste Management, Inc.," from "USA Waste Services, Inc." On that date, we acquired all of the shares of Waste Management Holdings, Inc., which at the time was the largest publicly traded waste management services company in North America and which operated under the "Waste Management" name.

     Our executive offices are located at 1001 Fannin Street, Suite 4000, Houston, Texas 77002, and our telephone number is (713) 512-6200.

                                  RISK FACTORS

     In addition to the information set forth in this prospectus, you should carefully consider the risks described below before making an investment in the securities offered. The risks described below are not the only ones facing us. There may be additional risks not presently known to us or that we currently deem immaterial which may also impair our business operations.

ACCOUNTING CHARGES HAVE NEGATIVELY IMPACTED REPORTED FINANCIAL RESULTS, RESULTED IN THE IMPAIRMENT OF THE VALUE OF CERTAIN ASSETS AND MAY DECREASE OUR FUTURE CASH FLOWS

     During the third quarter of 1999, we initiated a comprehensive review of our accounting records, systems, processes and controls at the direction of our Board of Directors, which was completed in November 1999. As a result of this review, we recorded certain charges and adjustments in the quarter ended September 30, 1999 totaling $1.23 billion after tax. Because of the size of the charges, generally accepted accounting principles require us to attempt to determine whether portions of the charges apply to prior periods. While we believe that certain of these charges may relate to prior periods, we do not currently have sufficient information to identify all specific charges attributable to prior periods. Producing the information required to identify these charges would be cost prohibitive and disruptive to our operations.

     Some of the charges and adjustments we recorded in the third quarter 1999, such as certain increases in insurance reserves, environmental reserves, loss contract provisions and adjustments resulting from completing account reconciliations, are recurring in nature, and should therefore be expected to occur in future periods. Additionally, certain of these charges and adjustments, including receivables-related adjustments and insurance reserves, could have an impact on our future cash flows.

     Because some of the charges discussed above affect account balances applicable to periods prior to the quarter ended September 30, 1999, we concluded, after consultation with our independent public accountants, that our internal controls for the preparation of interim financial information did not provide an adequate basis for them to complete reviews of the quarterly data for the quarters in the nine months ended September 30, 1999. The review was completed in November 1999, and we do not anticipate any additional material adjustments to our financial statements based on the review. However, we may not be able to successfully stabilize our accounting systems and procedures, and close our accounting records and report our 1999 annual results in accordance with year end audit procedures. Any failure to stabilize our accounting systems could result in additional material charges and adjustments in the future.

WE MAY ENCOUNTER DIFFICULTIES IN IMPLEMENTING OUR PROPOSED STRATEGIC INITIATIVE

     Our ability to successfully implement our proposed strategic initiative may be affected by the willingness of prospective purchasers to purchase the assets we identify as divestiture candidates on terms we find acceptable, the timing and terms on which such assets may be sold, uncertainties relating to regulatory approvals and other factors affecting the ability of prospective purchasers to consummate such transactions. The success of our strategic initiative could also be affected by the availability of financing, and uncertainties relating to the impact of the proposed strategic initiative on our credit ratings and, consequently, the availability and cost of debt and equity financing to us.

WE ARE UNDERGOING CHANGES IN MANAGEMENT

     Our business may be affected by our ability to attract and retain qualified individuals to serve in senior management positions.

WE FACE UNCERTAINTIES RELATING TO PENDING LITIGATION AND INVESTIGATIONS

     We face uncertainties relating to pending litigation and investigations. We are unable to predict the outcome or impact of these matters and there can be no assurance that they will not have a material adverse effect on us and our business.

WE FACE POTENTIAL DIFFICULTIES IN CONTINUING TO EXPAND AND MANAGE OUR GROWTH

     We have grown rapidly, primarily through acquisitions. We cannot guarantee that we will be able to continue to expand and successfully manage our growth. We also cannot guarantee that our existing or acquired operations will not be adversely affected by the pace of our growth. Improving the productivity of our acquired operations and using our asset base and strategic position to operate more efficiently is very important to our financial results and prospects. In particular, whether we will ultimately achieve the anticipated benefits of acquired operations will depend on a number of factors, including our ability to effect:

     - administrative costs savings;

     - rationalization of collection routes;

     - insurance and bonding cost reductions; and

     - general economies of scale.

     Moreover, our ability to continue to grow will depend on a number of factors, including:

     - competition from other waste management companies;

     - the availability of attractive acquisition opportunities;

     - our ability to mitigate antitrust concerns related to acquisitions in several markets;

     - the availability of working capital;

     - our ability to maintain margins on existing or acquired operations; and

     - our ability to manage costs in a changing regulatory environment.

OUR ACQUISITION STRATEGY INVOLVES POTENTIAL RISKS

     We regularly pursue opportunities to expand by acquiring additional waste management businesses and operations that can be effectively integrated with our existing operations. In addition, we regularly pursue mergers and acquisition transactions, some of which are significant, in new markets where we believe that we can successfully become a provider of integrated waste management services. As one of the leading industry consolidators, we could announce transactions with either publicly or privately owned businesses at any time.

     Our acquisition strategy involves potential risks. These risks include:

     - our failure to accurately assess all of the pre-existing liabilities of acquired companies;

     - unexpected difficulties in successfully integrating the operations of acquired companies with our existing operations;

     - a lack of attractive acquisition opportunities;

     - our inability to obtain the capital required to finance potential acquisitions on satisfactory terms;

     - the businesses we acquire not proving profitable; and

     - our incurring additional indebtedness or issuing additional equity securities as a result of future acquisitions.

WE MAY NEED ADDITIONAL CAPITAL IF OUR CASH FLOW IS LESS THAN EXPECTED

     We expect to generate sufficient cash flow from our operations in 1999 to cover our anticipated cash needs for capital expenditures and acquisitions. If our cash flow from operations during 1999 is less than currently expected, or our capital requirements increase, either due to strategic decisions or otherwise, we may elect to incur indebtedness or issue equity securities to cover any additional capital needs. However, we cannot guarantee that we will be successful in obtaining additional capital in this manner on acceptable terms.

     We also cannot guarantee that we will be successful in renewing our existing credit facilities, or that we will be able to renew the credit facilities on terms acceptable to us. If we are unable to renew our existing credit facilities, or to obtain other financing sources, our business and operating results could be affected adversely to a material extent.

FLUCTUATING INTEREST RATES COULD AFFECT US

     In the past, we have used variable rate debt under revolving bank credit arrangements as one method of financing our rapid growth. Although our recent financings have reduced the amount of variable rate debt as a percentage of total indebtedness outstanding, issuing variable rate debt will continue to be an alternative for us. Fluctuations in variable interest rates, which may occur as general interest rates change, could have a material adverse effect on us.

INTENSE COMPETITION COULD REDUCE OUR PROFITABILITY

     We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations.

     In North America, the waste management services industry consists of large national companies and local and regional companies of varying sizes and financial resources. We compete with numerous waste management companies as well as with counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial competitive advantages because tax revenues and tax-exempt financing are available to them. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid municipal contracts.

Profitability may decline because of the national emphasis on recycling, composting, and other waste reduction programs that could reduce the volume of solid waste collected or deposited in disposal facilities.

     Outside of North America, the waste management services industry is very decentralized and highly fragmented. In some markets, however, we compete with substantial companies that hold significant market shares, particularly in Finland, Germany, the Netherlands, Sweden and the United Kingdom. Some of our international competitors may have greater financial resources and greater technical resources than we do with respect to specific matters. Especially in the case of larger contracts, we may be required to commit substantial resources over a long period of time during the proposal phase without any assurance that the contract will be awarded to us. Examples include contracts for city-cleaning services, contracts or bids with respect to the construction or development of water and wastewater facilities, or permitting and development of a new treatment facility, waste-to-energy facility, incinerator or landfill.

OUR ACCOUNTING POLICIES CONCERNING UNAMORTIZED CAPITALIZED EXPENDITURES COULD RESULT IN A MATERIAL CHARGE AGAINST OUR EARNINGS

     In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to acquisitions, pending acquisitions, and disposal site development and expansion projects. We expense indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, as incurred. Our policy is to charge against earnings any unamortized capitalized expenditures and advances relating to any facility or operation that is permanently shut down, any pending acquisition that is not consummated, and any disposal site development or expansion project that is not completed. The charge against earnings is reduced by any portion of the capitalized expenditure and advances that we estimate will be recoverable, through sale or otherwise. In future periods, we may be required to incur a charge against earnings in accordance with our policy. Depending on its magnitude, any such charge could have a material adverse effect on our consolidated financial statements.

GOVERNMENTAL REGULATIONS MAY RESTRICT OUR OPERATIONS OR INCREASE THE LEVEL OF COSTS OF OUR OPERATIONS

     Stringent government regulations at the federal, state and local level in the United States and in other countries have a substantial impact on our operations. A large number of complex laws, rules, orders and interpretations govern environmental protection, health and safety, land use, zoning and related matters. Among other things, they may restrict our operations and adversely affect our operating results and financial condition by imposing conditions such as:

     - limitations on the siting and construction of new waste disposal, transfer or processing facilities or the expansion of existing facilities;

     - limitations or bans on disposal of out-of-state waste or certain categories of waste; or

     - mandates regarding the disposal of solid waste.

     Regulations also affect the siting, design and closure of landfills and could require us to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes in these regulations may require us to modify, supplement or replace equipment or facilities. The costs of complying with these regulations could be substantial.

     In order to develop, expand or operate a landfill or other waste management facility, we must have various facility permits and other governmental approvals, including those relating to zoning, environmental protection and land use. These permits and approvals are difficult, time consuming and costly to obtain, in part because of possible opposition by governmental officials or citizens. In addition, these permits and approvals may contain conditions that limit operations and our ability to change the facility or are otherwise difficult to comply with. We cannot guarantee that we will be successful in obtaining and maintaining in effect permits and approvals required for the successful operation and growth of our business, including permits and approvals for the development of additional disposal capacity needed to replace existing capacity that is exhausted.

     Courts in the United States, basing their decisions on constitutional law, have ruled that state and local governments may not use regulatory flow control laws to restrict the free movement of waste in interstate commerce. We cannot predict what impact, if any, these decisions will have on our disposal facilities.

WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR DISPOSAL FACILITIES AND COLLECTION OPERATIONS

     We could be liable if our disposal facilities or collection operations cause environmental damage to our properties or to nearby landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any substantial liability for environmental damage could have a material adverse effect on our operating results and financial condition.

     In the ordinary course of our business, we may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings in which:

     - agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

     - citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage that we may be responsible for.

     The adverse outcome of one or more of these proceedings could have a material adverse effect on our financial position, results of operations or cash flows.

     From time to time we have received citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable environmental or land use laws and regulations. In the future we may receive additional citations or notices. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. However, we cannot guarantee that we will always be successful in this regard. Where we are not, we may incur fines, penalties or other sanctions that could have a material adverse effect on our financial position, results of operations or cash flows.

     Our insurance for environmental liability meets or exceeds statutory requirements. However, because we believe that the cost for such insurance is high relative to the coverage it would provide, our coverages are generally maintained at statutorily required levels. Due to the limited nature of such insurance coverage for environmental liability, if we were to incur liability for environmental damage, such liability could have a material adverse effect on our financial position, results of operations or cash flows.

THE DEVELOPMENT AND ACCEPTANCE OF ALTERNATIVES TO LANDFILL DISPOSAL AND WASTE-TO-ENERGY FACILITIES COULD REDUCE OUR ABILITY TO OPERATE AT FULL CAPACITY

     Our customers are increasingly using alternatives to landfill disposal, such as recycling and composting. In addition, state and local governments are increasingly mandating recycling and waste reduction at the source and prohibiting the disposal of certain types of wastes, such as yard wastes, at landfills or waste-to-energy facilities. These developments could reduce the volume of waste going to landfills and waste-to-energy facilities in certain areas, which may affect our ability to operate our landfills and waste-to-energy facilities at full capacity as well as the prices that we can charge for landfill disposal and waste-to-energy services.

FLUCTUATIONS IN THE PRICE OF RECYCLABLE MATERIALS AFFECT OUR OPERATING REVENUES

     Recyclable materials that we process for sale, including paper, plastics, aluminum and other commodities, are subject to significant price fluctuations. These fluctuations will affect our future operating revenues and income.

THE COMMISSION IS INVESTIGATING THE ACCOUNTING PRACTICES OF WASTE MANAGEMENT HOLDINGS

     The Commission has commenced a formal investigation with respect to the previously filed financial statements (which were subsequently restated) and the related accounting policies, procedures and system of internal controls of Waste Management Holdings, Inc., or "WM Holdings," which we acquired through a merger in July 1998. Several lawsuits and claims have been filed against WM Holdings and some of its former officers and directors in connection with the restatement of WM Holdings' financial statements. We are unable to predict the outcome or impact of the investigation or any previously filed or future lawsuits or claims arising out of the restatement. However, it is reasonably possible that they could have a material adverse impact on our financial condition or results of operations in one or more future periods.

OUR INTERNATIONAL OPERATIONS ENCOUNTER SOCIAL, POLITICAL AND ECONOMIC RISKS

     Our operations in foreign countries generally are subject to a number of risks inherent in any business operating in foreign countries, all of which are beyond our control. These risks include:

     - political, social and economic instability;

     - inflation;

     - general strikes;

     - nationalization of assets;

     - currency restrictions and exchange rate fluctuations;

     - nullification, modification or renegotiation of contracts; and

     - governmental regulation.

     We can make no prediction as to how existing or future foreign governmental regulations in any jurisdiction may affect us in particular or the waste management industry in general.

OUR BUSINESS IS SEASONAL IN NATURE AND OUR REVENUES AND RESULTS VARY FROM QUARTER TO QUARTER

     Our operating revenues are usually lower in the winter months, primarily because the volume of waste relating to construction and demolition activities usually increases in the spring and summer months and the volume of industrial and residential waste in certain regions where we operate usually decreases during the winter months. Our first and fourth quarter results of operations typically reflect this seasonality.

POTENTIAL EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of our Restated Certificate of Incorporation and Bylaws may make it more difficult for a third party to acquire us in a transaction that is not approved by our Board of Directors. For example, our Board of Directors has the power to issue up to 10,000,000 shares of our preferred stock in one or more series, and to fix the rights and preferences of any series, without further authorization by the holders of our common stock. In addition, our Board of Directors is divided into three classes, and each class serves for a staggered three-year term. This makes it more difficult for a third party to gain control of our Board of Directors. Generally, these provisions are designed to permit us to develop our businesses and foster our long-term growth without the disruption caused by the threat of a takeover that our Board of Directors does not think is in our best interests or in the best interests of our stockholders. Also, these provisions may discourage a third party from making a tender offer or otherwise attempting to gain control of us even though the attempt might be beneficial economically to us and our stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In the normal course of our business, we, in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain "forward-looking statements," as that term is defined in the U.S. federal securities laws. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by us, or projections involving anticipated revenues, earnings, or other aspects of operating results. Certain statements contained in this prospectus or in the accompanying prospectus supplement and in the reports and filings with the Commission that we incorporated by reference may be forward-looking statements. The words "may," "expect," "believe," "anticipate," "project," "estimate," their opposites and similar expressions are intended to identify forward-looking statements. We caution readers that such statements are not guarantees of future performance or events and are subject to a number of factors that may tend to influence the accuracy of the statements and the projections upon which the statements are based, including, but not limited to, those discussed above under "Risk Factors." All phases of our operations are subject to a number of uncertainties, risks, and other influences, many of which are outside our control, and any one of which, or a combination of which, could materially affect our consolidated financial statements and operations and whether forward-looking statements made by us ultimately prove to be accurate.

     These factors are discussed more completely in our filings with the Commission, including our annual report on Form 10-K for the year ended December 31, 1998, and our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, which are incorporated by reference into this prospectus.

                                USE OF PROCEEDS

     Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of our debt securities or common stock for general corporate purposes. We will determine any specific allocation of the net proceeds of an offering to a specific purpose at the time of such offering and will describe the specific allocation in the related prospectus supplement.

     We may also issue shares of our common stock to settle litigation and other claims or to satisfy judgments or arbitration awards. We will not receive any cash proceeds from these issuances but will eliminate an actual or potential liability.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratios of earnings to fixed charges for the periods as shown:

                                                                                           NINE MONTHS
                                                        YEAR ENDED DECEMBER 31,               ENDED
                                                  ------------------------------------    SEPTEMBER 30,
                                                  1994    1995    1996    1997    1998        1999
                                                  ----    ----    ----    ----    ----    -------------
Actual..........................................  2.7x    2.6x    2.1x    N/A(1)  N/A(2)        NA(3)

---------------

(1) Earnings were insufficient to cover fixed charges in 1997. Additional earnings of $660.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to our merger with United Waste Systems, Inc. in August 1997), and asset impairments and unusual items of $1.8 billion. The asset impairments and unusual items primarily related to a comprehensive review performed by Waste Management Holdings of its operating assets and investments.

(2) Earnings were insufficient to fund fixed charges in 1998. Additional earnings of $720.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $1.8 billion and asset impairments and unusual items of $864.1 million related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings in July 1998, and Waste Management, Inc. and Eastern Environmental Services, Inc. in December 1998.

(3) Earnings were insufficient to fund fixed charges for the nine months ended September 30, 1999. Additional earnings of $155.0 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $111.3 million related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998 and $700.0 million related to the comprehensive review we performed of our operating assets and investments.

     We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges are the sum of income available for fixed charges before income taxes, undistributed earnings from affiliated companies' minority interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either our senior debt, or "Senior Debt Securities," or our subordinated debt, or "Subordinated Debt Securities." Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures, respectively, a "Senior Debt Indenture" and a "Subordinated Debt Indenture," in each case between us and Texas Commerce Bank National Association, now known as Chase Bank of Texas, National Association, or "Chase Bank," and in the form filed as an exhibit to the Registration Statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time.

     We have previously entered into a Senior Indenture dated as of September 10, 1997 with Chase Bank in the form filed as an exhibit to our Current Report on Form 8-K (file no. 1-12154) filed with the Commission on September 24, 1997. We have previously entered into a Subordinated Indenture dated as of February 1, 1997 with Chase Bank in the form filed as an exhibit to our Current Report on Form 8-K (file no. 1-12154) filed with the Commission on February 7, 1997. The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Chase Bank (and any successors thereto as trustees under the respective Indentures) is hereafter referred to as the "Trustee." The following summaries of actual or anticipated provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain of our covenants and provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any prospectus supplement will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that we may issue or that any of our subsidiaries may issue. The Indentures do not, other than as may be set forth in any prospectus supplement, restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. The rights of our creditors, including holders of Debt Securities, will be limited to our assets and will not be an obligation of any of our Subsidiaries. In addition, other than as may be set forth in any prospectus supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event we experience either a change of control or a highly leveraged transaction.

     Reference is made to the prospectus supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities):

     - the title of the Debt Securities;

     - classification as either Senior Debt Securities or Subordinated Debt Securities;

     - whether the Debt Securities that constitute Subordinated Debt Securities are convertible into common stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein;

     - any limit on the aggregate principal amount of the Debt Securities;

     - whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities are to be issuable initially in temporary global form and whether any of the Debt Securities are to be in permanent global form;

     - the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued;

     - the date or dates on which the Debt Securities will mature;

     - the rate or rates per annum (or the method by which such will be determined) at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue;

     - the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid;

     - any mandatory or optional sinking fund or analogous provisions;

     - each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange;

     - our right, if any, or our obligation, if any, to redeem the Debt Securities and the period or periods, if any, within which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption;

     - the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;

     - the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Debt Securities is payable if other than United States dollars;

     - any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities;

     - information with respect to book-entry procedures, if any;

     - any deletions from, modification of or additions to the Events of Default or our covenants with respect to such Debt Securities; and

     - any other terms of the Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any zero-coupon security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. We will set forth any special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, in a prospectus supplement.

     Form, Exchange, Registration and Transfer. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable prospectus supplement, Bearer Securities will have interest coupons attached. The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date for payment of interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Unless otherwise indicated in any prospectus supplement, the Trustee for the series of Debt Securities will serve as Security Registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of Debt Securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, we will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, we will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. We, the Trustee, our agents and the agents of the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered holder of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

     In the event of any redemption in part, we shall not be required to:

     - issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on:

      -- if Debt Securities of the series are issuable only as Registered
         Securities, the day of mailing of the relevant notice of redemption;
         and

      -- if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption;

     - register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or

     - exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

     Replacement of Securities and Coupons. We will replace any mutilated Debt Security or any Debt Security with a mutilated coupon at the expense of the Holder upon surrender of the Debt Security to the Trustee. We will replace Debt Securities or coupons that become destroyed, stolen or lost at the expense of the Holder upon delivery to the Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to us and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and to us may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

     Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as we may designate from time to time, in the manner indicated in such prospectus supplement. (Section 1002) Unless otherwise indicated in an applicable prospectus supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of our Paying Agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of the Paying Agent or Paying Agents as we may designate from time to time, except that at our option, payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Rule 307, 1002) Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable prospectus supplement, the Trustee for the series of Debt Securities will act as our Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and we will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States that we initially designate for the Debt Securities will be named in an applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, we will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, we will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by us to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and the Holder of such Debt Security or any coupon will thereafter look only to us for payment thereof. (Section 1003)

     Global Debt Securities. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities in the form of one or more global Debt Securities will be described in the prospectus supplement relating to that series.

     Satisfaction and Discharge of Indenture. Each Indenture provides that we may discharge the Indenture (except as to any surviving rights of registration of transfer or exchange of Debt Securities and any right to receive additional amounts) with respect to all Debt Securities issued under the Indenture, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the Trustee as trust funds an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Debt Securities when due. (Section 401)

     Defeasance and Discharge. Each Indenture provides that, if we so elect by Board Resolution with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), we will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or
(ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

     Covenant Defeasance. Each Indenture also provides that, if we so elect by Board Resolution with respect to the Debt Securities of any series issued thereunder, we may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenants described under "-- Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens" and "-- Limitations on Sale and Leaseback Transactions," but excluding (in the case of the Subordinated Debt Indenture) any of our applicable obligations respecting the conversion of Debt Securities of such series into common stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. Our obligations under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event we exercise our option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. We shall in any event remain liable for such payments as provided in the applicable Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

     Meetings, Modification and Waiver. We and the Trustee may modify and amend either Indenture with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby:

          (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

          (b) change the Redemption Date with respect to any Debt Security;

          (c) reduce the principal amount of, or premium or interest on, any Debt Security;

          (d) change our obligation, if any, to pay additional amounts;

          (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof;

          (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable;

          (g) change the redemption right of any Holder;

          (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto;

          (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults;

          (j) reduce the requirements contained in such Indenture for quorum or voting;

          (k) change our obligation, if any, to maintain an office or agency in the places and for the purposes required by such Indenture;

          (1) adversely affect the right to convert Subordinated Debt Securities, if applicable; or

          (m) modify any of the above provisions. (Section 902)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1007 of the Senior Debt Indenture; Section 1008 of the Subordinated Debt Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Securities, of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount

Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by us or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at an reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section 1404)

     Notices. Except as otherwise provided in an applicable prospectus supplement, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by first-class mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

     Governing Law. The Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

     Regarding the Trustee. The Trustee appointed and serving as trustee pursuant to each of the Senior Debt Indenture and the Subordinated Debt Indenture is Chase Bank.

     Each Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

     The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series or all such series so affected.

     In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee for such series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

     Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trust

Indenture Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned. Accordingly, Chase Bank, as trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, could be required to resign as trustee under one of such Indentures should a default occur under one of such Indentures. In such event, we would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable Indenture.

     Chase Bank, as the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for us and certain of our affiliates in the normal course of business.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities issued and outstanding and that may be issued from time to time.

     Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 1008 and 1009 of the Senior Debt Indenture).

     "Attributable Debt" shall mean, as of any particular time, the present value, discounted at a rate per annum equal to (i) the implied lease rate of or
(ii) if the implied lease rate is not known to us, then the weighted average interest rate of all Senior Debt Securities outstanding at the time under the Senior Debt Indenture compounded semi-annually, in either case, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); the net amount of rent required to be paid for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; and, in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" shall mean, at any date of determination, the total amount of our assets after deducting therefrom: (i) all the current liabilities (excluding (a) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) current maturities of long term debt) and (ii) the value (net of any applicable reserves) of all intangible assets such as excess of cost over net assets of acquired businesses, customer lists, covenants not to compete, licenses, and permits, all as set forth on our and our consolidated subsidiaries' consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

     "Guaranty" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of such other Person's debt, obligation or other liability or the amount of such dividends or other distributions guaranteed.

     "Indebtedness" of any Person shall mean

          (a) all obligations of such Person for borrowed money (including, without limitation, all notes payable and drafts accepted representing extension of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments) or on which interest charges are customarily paid, all as shown on a balance sheet of such Person as of the date at which Indebtedness is to be determined;

          (b) all other items which, in accordance with generally accepted accounting principles, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined; and

          (c) whether or not so included as liabilities in accordance with generally accepted accounting principles,

             (i) all indebtedness (excluding, however, prepaid interest thereon) secured by a Security Interest in property owned or being purchased by such Person (including, without limitation, indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness shall have been assumed by such Person, and

             (ii) all Guaranties of such Person.

     "Principal Property" shall mean any waste processing, waste disposal or resource recovery plant or similar facility located within the United States (other than its territories and possessions and Puerto Rico) or Canada and owned by, or leased to, us or any Restricted Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries' interest does not exceed 50%, or (ii) which the Board of Directors determines in good faith is not of material importance to our and our subsidiaries', as an entity, total business conducted, or assets owned, or (b) any portion of such plant or facility which the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

     "Restricted Subsidiary" shall mean any Subsidiary (other than any Subsidiary of which we own directly or indirectly less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada, or (b) which we shall designate as a Restricted Subsidiary in an Officers' Certificate delivered to the Trustee.

     "Security Instrument" shall mean any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

     "Security Interest" shall mean any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

     Consolidation, Merger, Sale. The Senior Debt Indenture provides that we may not consolidate with or merge into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust which shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Senior Debt Indenture) on all the Senior Debt Securities and the performance or observance of every other covenant of the Senior Debt Indenture to be performed or observed on our part; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our Subsidiary's obligation as a result of such transaction as having been incurred by us or our Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of us with, or merger of us into, any other Person or any, conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise our every right and power under the Senior Debt Indenture with the same effect as if such successor Person had been named as us herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Senior Debt Indenture and the Senior Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Senior Debt Indenture)

     Limitation on Liens. Unless provided otherwise in the applicable prospectus supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt Indenture:

          (a) We will not, and we will not permit any of our Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any Principal Property of us or of a Restricted Subsidiary, whether owned as of the date of this Indenture or hereafter acquired, without making effective provision (and we hereby covenant that in any such case we shall make or cause to be made effective provision) whereby the Senior Debt Securities of that series then outstanding and any other Indebtedness of us or any Restricted Subsidiary then entitled thereto shall be secured by such Security Interest equally and ratably with (or, in the case of the Senior Debt Securities of that series and if we shall so determine, prior to) any and all other Indebtedness of us or any Restricted Subsidiary thereby secured for so long as any such other Indebtedness of us or any Restricted Subsidiary shall be so secured; provided, that nothing in the Senior Debt Indenture shall prevent, restrict or apply to Indebtedness secured by:

             (1) (a) Any Security Interest upon property or assets which is created prior to or contemporaneously with, or within 360 days after,
        (i) in the case of the acquisition of such property or assets, the completion of such acquisition and (ii) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Security Interest secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or (b) any Security Interest upon property or assets existing at the time of the acquisition thereof, which Security Interest secures obligations assumed by us or any Restricted Subsidiary; or (c) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by us or any Restricted Subsidiary, or (d) any Security Interest existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to us or any Restricted Subsidiary or at the time such corporation becomes a Restricted Subsidiary; or (e) any Security Interest existing on the property, assets or shares of stock of any successor which shall have become us in accordance with the provisions of the covenant described in "-- Provisions Applicable Solely to Senior Debt
        Securities -- Consolidation, Merger and Sale of Assets"; provided, in each case, that any such Security Interest described in the foregoing clauses (b), (c), (d) or (e) does not attach to or affect property or assets owned by us or any Restricted Subsidiary prior to the event referred to in such clauses; or

             (2) Mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith; or

             (3) Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Security Interest arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by us or any of our Subsidiaries or our or their respective affiliates); or

             (4) Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith; or

             (5) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed; or

             (6) Landlords' liens on fixtures located on premises leased by us or any Restricted Subsidiary in the ordinary course of business; or

             (7) Any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property; or

             (8) Any Security Interest arising by reason of deposits to qualify us or any Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws; or

             (9) Any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to us or another Restricted Subsidiary or by us to a Restricted Subsidiary, or

             (10) Any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financing; or

             (11) Any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with United States generally accepted accounting principles entered into by us or by any Restricted Subsidiary, provided that such program is on terms comparable for similar transactions, or any document executed by us or any Restricted Subsidiary in connection therewith, and provided that such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof, or

             (12) Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (1) through (11), inclusive, provided that the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets.

          Notwithstanding the foregoing provisions, we or any of our Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the Senior Debt Securities of that series if, at the time such Security Interest becomes a Security Interest upon any of our or our Restricted Subsidiaries' Principal Property and after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness of us and our Restricted Subsidiaries secured by Security Interests permitted by this sentence (excluding Indebtedness secured by a Security Interest existing as of the date of the Senior Debt Indenture, but including the Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions which, if the Attributable Debt in respect thereof had been Indebtedness secured by a Security Interest, would have been permitted by clause (1)(a) above, other Sale and Leaseback Transactions the proceeds of which have been applied or committed to be applied in accordance with the covenant described in "-- Provisions Applicable Solely to Senior Debt
     Securities -- Limitations on Sale and Leaseback Transactions" and other than Sale and Leaseback Transactions between us and any Restricted Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. (Section 1008 of the Senior Debt Indenture)

          (b) If, upon any consolidation or merger of any Restricted Subsidiary with or into any other corporation, or upon any consolidation or merger of any other corporation with or into us or any Restricted Subsidiary or upon any sale or conveyance of the Principal Property of any Restricted Subsidiary as an entirety or substantially as an entirety to any other Person, or upon any acquisition by us or any Restricted Subsidiary by purchase or otherwise of all or any part of the Principal Property of any other Person, any Principal Property theretofore owned by us or such Restricted Subsidiary would thereupon become subject to any Security Interest not permitted by the terms of the foregoing covenant, we, prior to such consolidation, merger, sale or conveyance, or acquisition, will, or will cause such Restricted Subsidiary to, secure payment of the principal of and interest, if any, on the Senior Debt Securities of that series (equally and ratably with or prior to any other Indebtedness of us or such Restricted Subsidiary then entitled thereto) by a direct lien on all such Principal Property prior to all liens other than any liens theretofore existing thereon by a supplemental indenture or otherwise. (Section 1008 of the Senior Debt Indenture)

     Limitations on Sale and Leaseback Transactions. Unless provided otherwise in the applicable prospectus supplement, the provisions of this covenant shall apply to each series of Senior Debt Securities issued under the Senior Debt
Indenture:

     We will not, and will not permit a Restricted Subsidiary to, enter into any arrangement with any Person (other than with any Restricted Subsidiary) providing for the leasing to us or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by us or such Restricted Subsidiary (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless (a) we or such Restricted Subsidiary would be entitled, pursuant to the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens," to incur Indebtedness secured by a Security Interest on the property to be leased without equally and ratably securing the Senior Debt Securities of that series, or (b) we shall, and in any such case we covenant that we will, within 180 days after the effective date of any such arrangement, apply an amount equal to the fair value (as determined by the Board of Directors) of such property to the redemption of Senior Debt Securities that, by their terms, are subject to redemption, or to the purchase and retirement of Senior Debt Securities, or to the payment or other retirement of funded debt for money borrowed, incurred or assumed by us which ranks senior to or pari passu with the Senior Debt Securities of that series or of funded debt for money borrowed, incurred or assumed by any Restricted Subsidiary (other than, in either case, funded debt owed by us or any Restricted Subsidiary), or
(c) we shall within 180 days after entering into the Sale and Leaseback Transaction, enter into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by the Board of Directors) of such property. (Section 1009 of the Senior Debt Indenture)

     Notwithstanding the foregoing, we may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not acceptable pursuant to clauses (a) through (c), inclusive, of the foregoing covenant, provided that the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding debt secured by Security Interests upon Principal Property not acceptable pursuant to clauses (1) through (12) of the covenant described in "-- Provisions Applicable Solely to Senior Debt Securities -- Limitation on Liens," inclusive, do not exceed 15% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Debt Indenture)

     Events of Default. Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under the Senior Debt Indenture with respect to the Senior Debt Securities of any series issued under such Senior Debt Indenture as being one or more of the following events:

          (1) default in the payment of any interest upon any Senior Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Senior Debt Security of that series as and when the same becomes due and payable whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise; or

          (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Debt Security of that series; or

          (4) default in the performance, or breach, of any of our other covenants or warranties in the Senior Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in
     Section 501 of the Senior Debt Indenture specifically dealt with or which has expressly been included in the Senior Debt Indenture solely for the benefit of a series of Senior Debt Securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Senior Debt Indenture; or

          (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6) the commencement by us of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us in furtherance of any such action; or

          (7) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501 of the Senior Debt Indenture)

     Remedies. If an Event of Default with respect to Senior Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series may declare the principal amount (or, if any of the Senior Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Senior Debt Securities as may be specified in the terms thereof) of all of the Senior Debt Securities of that series to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the

Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

          (1) we have paid or deposited with the Trustee a sum sufficient to pay:

             (A) all overdue interest on all Senior Debt Securities of that series;

             (B) the principal of (and premium, if any, on) any Senior Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Senior Debt Securities;

             (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Senior Debt Securities; and

             (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2) all Events of Default with respect to Senior Debt Securities of that series, other than the non-payment of the principal of Senior Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Senior Debt Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Senior Debt Indenture) If the Trustee or any Holder of a Senior Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Senior Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the Holders of Senior Debt Securities and coupons shall be restored severally and respectively to their former positions under the Senior Debt Indenture and the Senior Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Senior Debt Indenture)

     The Senior Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Senior Debt Indenture) No Holder of any Senior Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Senior Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

          (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Senior Debt Securities of that series;

          (2) the Holders of not less than 25% in principal amount of the Outstanding Senior Debt Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Senior Debt Indenture;

          (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of that series. (Section 507 of the Senior Debt Indenture)

Notwithstanding any other provisions in the Senior Debt Indenture, the right of any Holder of any Senior Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Senior Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such

Senior Debt Security or coupon, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder. (Sections 508, 902 of the Senior Debt Indenture)

     The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Senior Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Senior Debt Indenture) The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all the Senior Debt Securities of such series waive any past default under the Senior Debt Indenture with respect to the Senior Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Senior Debt Security of such series or in respect of a covenant or provision of the Senior Debt Indenture which, pursuant to the Senior Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Senior Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 513, 902 of the Senior Debt Indenture)

     If a default occurs under the Senior Debt Indenture with respect to Senior Debt Securities of any series, the Trustee shall give the Holders of Senior Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however. that in the case of any default or breach of certain covenants or warranties with respect to Senior Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Senior Debt Securities of such series). (Section 602 of the Senior Debt Indenture)

     In any case in which Senior Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Senior Debt Indenture to Holders of such Senior Debt Securities, unless otherwise provided with respect to any series of Senior Debt Securities, the Trustee shall calculate the amount of such payments as follows:

          (i) as of the day the Trustee collects an amount under the Senior Debt Indenture, the Trustee shall, as to each Holder of a Senior Debt Security to whom an amount is due and payable under the Senior Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing;

          (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and

          (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Senior Debt Security to whom an amount is owed under the Senior Debt Indenture the fraction of the amount collected under the Senior Debt Indenture payable to such Holder.

Any expenses incurred by the Trustee in actually converting amounts owing Holders of Senior Debt Securities denominated in a currency other than that in which any amount is collected under the Senior Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Senior

Debt Securities to whom amounts are payable under the Senior Debt Indenture. (Sections 506, 902 of the Senior Debt Indenture)

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against us in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Senior Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither we nor the Trustee shall be liable for any shortfall nor shall either of them benefit from any windfall in payments to Holders of Senior Debt Securities under this provision of the Senior Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against us is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Senior Debt Indenture to Holders of Senior Debt Securities, but payment of such judgment shall discharge all amounts owed by us on the claim or claims underlying such judgment. (Section 506 of the Senior Debt Indenture)

     We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Senior Debt Indenture. (Section 1006)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Consolidation, Merger, Sale. The Subordinated Debt Indenture provides that we may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (1) the Person formed by such consolidation or into which we merge or the Person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to the Subordinated Debt Indenture) on all the Subordinated Debt Securities and the performance or observance of every other covenant of the Subordinated Debt Indenture to be performed or observed on our part; and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes our or our subsidiaries' obligation as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any consolidation of us with, or merger of us into, any other Person or any conveyance, transfer or lease of our properties and assets substantially as an entirety, the successor Person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise our every right and power under the Subordinated Debt Indenture with the same effect as if such successor Person had been named as us herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Subordinated Debt Indenture and the Subordinated Debt Securities and coupons and may liquidate and dissolve. (Sections 801, 802 of the Subordinated Debt Indenture)

     Events of Default. Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of any series issued under such Subordinated Debt Indenture as being one or more of the following events:

          (1) default in the payment of any interest upon any Subordinated Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium, if any, on) any Subordinated Debt Security of that series as and when the same becomes due and payable, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise; or

          (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Subordinated Debt Security of that series; or

          (4) default in the performance, or breach, of any of our other covenants or warranties in the Subordinated Debt Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Subordinated Debt Indenture specifically dealt with or which has expressly been included in the Subordinated Debt Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Subordinated Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Subordinated Debt Indenture; or

          (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6) the commencement by us of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by us to the entry of a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by us to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us in furtherance of any such action; or

          (7) any other Event of Default provided with respect to Subordinated Debt Securities of that series. (Section 501 of the Subordinated Debt Indenture)

     Remedies. If an Event of Default with respect to Subordinated Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if any of the Subordinated Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Subordinated Debt Securities as may be specified in the terms thereof) of all of the Subordinated Debt Securities of that series to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Subordinated Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Subordinated

Debt Securities of that series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

          (1) we have paid or deposited with the Trustee a sum sufficient to pay:

             (A) all overdue interest on all Subordinated Debt Securities of that series;

             (B) the principal of (and premium, if any, on) any Subordinated Debt Securities of that series which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such Subordinated Debt Securities;

             (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Subordinated Debt Securities, and

             (D) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2) all Events of Default with respect to Subordinated Debt Securities of that series, other than the non-payment of the principal of Subordinated Debt Securities of that series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Debt Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502 of the Subordinated Debt Indenture) If the Trustee or any Holder of a Subordinated Debt Security or coupon has instituted any proceeding to enforce any right or remedy under the Subordinated Debt Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, we, the Trustee and the Holders of Subordinated Debt Securities and coupons shall be restored severally and respectively to their former positions under the Subordinated Debt Indenture and the Subordinated Debt Securities and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted. (Section 509 of the Subordinated Debt Indenture)

     The Subordinated Debt Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603 of the Subordinated Debt Indenture) No Holder of any Subordinated Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Debt Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

          (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Subordinated Debt Securities of that series;

          (2) the Holders of not less than 25% in principal amount of the Outstanding Subordinated Debt Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Subordinated Debt Indenture;

          (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

          (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of that series. (Section 507 of the Subordinated Debt Indenture)

Notwithstanding any other provisions in the Subordinated Debt Indenture, but subject to the subordination provisions of the Subordinated Debt Indenture, the right of any Holder of any Subordinated Debt Security or coupon to receive payment of the principal of and any premium and any interest on such Subordinated Debt Security or payment of such coupon on the Stated Maturity or Maturities expressed in such Subordinated Debt Security or coupon and, if applicable, to convert such Subordinated Debt Security as provided in the conversion provisions of the Subordinated Debt Indenture and to institute suit for the enforcement of any such payment or conversion right shall not be impaired without the consent of such Holder. (Sections 508, 902 of the Subordinated Debt Indenture)

     The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Debt Securities of such series, provided that (1) such direction shall not be in conflict with any rule of law or with the Subordinated Debt Indenture; (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (3) the Trustee shall not be obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512 of the Subordinated Debt Indenture) The Holders of a majority in principal amount of the Outstanding Subordinated Debt Securities of any series may on behalf of the Holders of all the Subordinated Debt Securities of such series waive any past default under the Subordinated Debt Indenture with respect to the Subordinated Debt Securities of such series and its consequences, except a default in the payment of the principal of or any premium or interest on any Subordinated Debt Security of such series or in respect of a covenant or provision of the Subordinated Debt Indenture which, pursuant to the Subordinated Debt Indenture, cannot be modified or amended without the consent of the Holder of each Outstanding Subordinated Debt Security of such series affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Subordinated Debt Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Sections 902, 513 of the Subordinated Debt Indenture)

     If a default occurs under the Subordinated Debt Indenture with respect to Subordinated Debt Securities of any series, the Trustee shall give the Holders of Subordinated Debt Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default or breach of certain covenants or warranties with respect to Subordinated Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (the term "default" for purposes of these provisions being defined as any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Subordinated Debt Securities of such series). (Section 602 of the Subordinated Debt Indenture)

     In any case in which Subordinated Debt Securities are Outstanding that are denominated in more than one currency and the Trustee is directed to make ratable payments under the Subordinated Debt Indenture to Holders of such Subordinated Debt Securities, unless otherwise provided with respect to any series of Subordinated Debt Securities, the Trustee shall calculate the amount of such payments as follows:

          (i) as of the day the Trustee collects an amount under the Subordinated Debt Indenture, the Trustee shall, as to each Holder of a Subordinated Debt Security to whom an amount is due and payable under the Subordinated Debt Indenture that is denominated in a foreign currency, determine that amount in Dollars that would be obtained for the amount owing such Holder, using the rate of exchange at which in accordance with normal banking procedures the Trustee could purchase in the City of New York Dollars with such amount owing;

          (ii) calculate the sum of all Dollar amounts determined under (i) and add thereto any amounts due and payable in Dollars; and

          (iii) using the individual amounts determined in (i) or any individual amounts due and payable in Dollars, as the case may be, as a numerator, and the sum calculated in (ii) as a denominator, calculate as to each Holder of a Subordinated Debt Security to whom an amount is owed under the Subordinated Debt Indenture the fraction of the amount collected under the Subordinated Debt Indenture payable to such Holder.

Any expenses incurred by the Trustee in actually converting amounts owing Holders of Subordinated Debt Securities denominated in a currency other than that in which any amount is collected under the Subordinated Debt Indenture shall be likewise (in accordance with the foregoing) borne ratably by all Holders of Subordinated Debt Securities to whom amounts are payable under the Subordinated Debt Indenture. (Section 506 of the Subordinated Debt Indenture)

     To the fullest extent allowed under applicable law, if for the purpose of obtaining judgment against us in any court it is necessary to convert the sum due in respect of the principal of, or premium, if any, or interest on, the Subordinated Debt Securities of any series (the "Required Currency") into a currency in which a judgment will be rendered (the "Judgment Currency"), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee could purchase in the City of New York the Required Currency with the Judgment Currency on the Business Day in the City of New York next preceding that on which final judgment is given. Neither we nor the Trustee shall be liable for any shortfall nor shall we benefit from any windfall in payments to Holders of Subordinated Debt Securities under the Subordinated Debt Indenture caused by a change in exchange rates between the time the amount of a judgment against us is calculated as above and the time the Trustee converts the Judgment Currency into the Required Currency to make payments under the foregoing provisions of the Subordinated Debt Indenture to Holders of Subordinated Debt Securities, but payment of such judgment shall discharge all amounts owed by us on the claim or claims underlying such judgment. (Section 506 of the Subordinated Debt Indenture)

     We are required to furnish to the Trustee annually a statement as to our compliance with all conditions and covenants under the Subordinated Debt Indenture. (Section 1007 of the Subordinated Debt Indenture)

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all our Senior Indebtedness (as defined below). If we should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same become due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to us by the holders of such Senior Indebtedness or any trustee therefor and subject to certain of our rights to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal or premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in our capital stock (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in our capital stock. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

     "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as our Indebtedness (as defined below) outstanding at any time except:

          (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities;

          (b) the Subordinated Debt Securities;

          (c) any of our Indebtedness to any wholly-owned Subsidiary;

          (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

          (e) obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any Subsidiary, and

          (f) trade accounts payable.

     "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person:

          (a) (i) the principal of and interest and premium, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred;

          (ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other businesses properties or other assets; and

          (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect,

          (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person; and

          (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

     If (i) without our consent a court having jurisdiction shall enter (A) an order for relief with respect to us under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging us a bankrupt or insolvent, or
(C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of us under the United States federal bankruptcy laws or state insolvency laws or (ii) we shall institute proceedings for the entry of an order for relief with respect to us under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against us, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under the United States federal bankruptcy laws or any applicable state law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of us or of substantially all of our property, or we shall make a general assignment for the benefit of creditors as recognized under the United States federal bankruptcy laws, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made to any Holder of Subordinated Debt Securities on account thereof. In such event, any payment or distribution, whether in cash, securities or other property (other than our securities or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution of any character, whether in cash, securities or other property (other than our securities or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any holder to endorse or assign any such payment, distribution or security, each Holder of Senior Indebtedness is irrevocably authorized to endorse or assign the same. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any of our other obligations ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from our remaining assets the amounts at that time due and owing on account of unpaid principal of and any premium and interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

     The Subordinated Debt Indenture provides that Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities of each series shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to such Senior Indebtedness until the indebtedness evidenced by the Subordinated Debt Securities of such series shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities or other property that otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between us and our creditors other than the holders of such Senior Indebtedness, on the one hand, and such Holders, on the other hand, be deemed to be a payment by us on account of such Senior Indebtedness, and not on account of the Subordinated Debt Securities of such series. (Section 1601 of the Subordinated Debt Indenture)

     The prospectus supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

     By reason of such subordination, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding involving us or an assignment for the benefit of creditors of us or any of our Subsidiaries or a marshaling of assets or liabilities of us and our Subsidiaries, holders of Senior Indebtedness and holders of our other obligations that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Default or Event of Default or limit the rights of the Trustee or any Holder, subject to the other provisions of the Subordinated Debt indenture, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into common stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the applicable prospectus supplement for such Debt Securities.

     The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by us, to convert such Subordinated Debt Securities into shares of common stock at the conversion price or conversion rate set forth in the applicable prospectus supplement, subject to adjustment. (Section 1502 of the Subordinated Debt

Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of our common stock as a dividend or distribution on the common stock; subdivisions, combinations and reclassifications of the common stock; the issuance to all holders of common stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at a price per share less than the then current market price per share of common stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of common stock of evidences of indebtedness, equity securities (including equity interests in our Subsidiaries) other than common stock, or other assets (excluding cash dividends paid from surplus) or rights or warrants to subscribe for securities (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) We have been advised by our counsel that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of common stock which would be taxable pursuant to Treasury Regulations issued under Section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the common stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of common stock will not be issued upon conversion, but, in lieu thereof, we will pay a cash adjustment based on the then current market price for the common stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between an Interest Payment Date and on or prior to the record date pertaining to the subsequent Interest Payment Date will not be considered Outstanding and no interest will be paid on the related Interest Payment Date. Convertible Subordinated Debt Securities (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) surrendered for conversion during the period between the close of business on any record date for an Interest Payment Date for such convertible Subordinated Debt Security and the opening of business on the related Interest Payment Date shall be considered Outstanding for purposes of payment of interest, and, therefore, must be accompanied by payment of an amount equal to the interest payable thereon on such Interest Payment Date. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

     In the case of any consolidation or merger of us (with certain exceptions) or any conveyance, transfer or lease of our properties and assets substantially as an entirety to any Person, each holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the common stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 1,500,000,000 shares of common stock, of which 627,807,809 shares were outstanding at January 4, 2000. We are also authorized to issue 10,000,000 shares of preferred stock, none of which were outstanding on that date.

COMMON STOCK

     Dividends. Holders of common stock are entitled to receive dividends when declared by our Board of Directors. In certain cases, common stockholders may not receive dividends until we satisfy our obligations to any preferred stockholders.

     Voting Rights. Each share of common stock is entitled to one vote in the election of directors and in each other matter we may ask stockholders to vote on. Common stockholders do not have cumulative voting rights. Accordingly, the holders of a majority of shares voting for the election of directors can elect all of the directors standing for election. Because members of our Board of Directors serve staggered three-year terms, only about one third of our directors are elected each year.

     Fully Paid Status. All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The shares offered hereby will also be, upon issuance and sale, validly issued, fully paid and non-assessable.

     Liquidation or Dissolution. If we liquidate, dissolve or wind up our business, whether or not voluntarily, common stockholders will share ratably in the assets remaining after we pay our creditors and any preferred stockholders.

     Listing. Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI."

     Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Harris Trust and Savings Bank, Chicago, Illinois.

PREFERRED STOCK

     The Board of Directors is authorized, without obtaining stockholder approval, to issue one or more series of preferred stock. The Board's authority includes determining the number of shares of each series and the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption rights and any liquidation preferences. In this regard, the Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of common stock in the event of our dissolution.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares of common stock or preferred stock can be reserved for issuance by the Board of Directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION

     We are a Delaware corporation and are governed by the Delaware General Corporation Law, in addition to our Restated Certificate of Incorporation and Bylaws, certain provisions of which are summarized below. You should read the actual provisions of these documents.

     Section 203 of the Delaware law provides that an "Interested Stockholder," which is generally defined to mean any beneficial owner of 15% to 85% of the corporation's voting stock, may not engage in any "business combination" with the corporation for a period of three years after the date on which the person became an Interested Stockholder, unless:

     - prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder; or

     - subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

     Section 203 defines the term "business combination" to include mergers, asset sales and other transactions resulting in a financial benefit to the Interested Stockholder.

     The provisions of Section 203, combined with the Board of Directors' authority to issue preferred stock without further stockholder action, could delay or frustrate a change in control or discourage, impede or prevent a merger, tender offer or proxy contest involving us, even if such an event would be favorable to the interests of our stockholders. Our stockholders, by adopting an amendment to the Restated Certificate of Incorporation, may elect not to be governed by Section 203. Such an election would be effective 12 months after its adoption.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our Restated Certificate of Incorporation provides that our directors are not liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

     In addition, our Bylaws provide for indemnification of each officer and director to the fullest extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law grants us the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he is or was an officer or director if the individual (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and (2) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

     We have also purchased directors' and officers' liability insurance.
Section 145 of the Delaware General Corporation Law allows us to purchase such insurance whether or not we would have the power to indemnify an officer or director under the provisions of Section 145.

     We also have entered into contracts with certain of our directors and executive officers to pay the reasonable fees and expenses of his or her counsel, as well as any judgments, fines, penalties, excise taxes, amounts paid in settlement and other liabilities, which the individual may incur in any claim or proceeding (including an action on our behalf) by reason of having served us as a director, officer, agent or fiduciary. These agreements also provide for us to pay the individual's defense costs before the proceeding is over, so long as the director or officer undertakes to repay us should a court later determine that the director or officer was not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

     We may sell the securities to or through underwriters or dealers, and we also may sell the securities directly to other purchasers or through agents. We may also issue shares of our common stock directly to certain persons in order to settle litigation and other claims or to satisfy judgments or arbitration awards.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the securities, underwriters may receive compensation from us, or purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the purchasers of securities, and any profit on their resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any person deemed to be an underwriter and will describe the compensation they receive from us in a prospectus supplement.

     Debt securities, when first issued, will have no established trading market. If we sell debt securities to or through any underwriters or agents for public offering and sale, they may make a market in those debt securities. However, the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. There can be no assurance as to the liquidity of any market that may develop for the debt securities.

     We may enter into agreements with underwriters, dealers and agents who participate in the distribution of securities that could entitle them to indemnification by us against or contribution from us toward certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENT

     If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to our approval. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not be responsible for the validity or performance of those contracts.

                             VALIDITY OF SECURITIES

     The validity of the securities has been passed upon for us by Locke Liddell & Sapp LLP, and certain legal matters will be passed upon for any agents, dealers or underwrites, by counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The audited consolidated financial statements for the year ended December 31, 1998 appearing in Waste Management's Current Report on Form 8-K dated September 16, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In their report, that firm states that, with respect to USA Waste Services, Inc. and its Subsidiaries as of December 31, 1997 and for each of the years in the two-year period then ended, its opinion is based on reports of other auditors, namely PricewaterhouseCoopers LLP. The financial statements of Waste Management referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

     During the quarter ended September 30, 1999, the Company conducted a review of its accounting records, systems, processes and controls. Based on that review, the Company has concluded that its internal controls for the preparation of interim financial information did not provide its independent public accountants an adequate basis to complete reviews of the quarterly data for the quarters in the nine-month period ended September 30, 1999. Our independent public accountants have advised the Company that their report on the December 31, 1999 financial statements will include the following paragraph:

          "The selected quarterly financial data included in the Company's financial statements contain information that we did not audit, and accordingly, we do not express an opinion on that data. We attempted, but were unable to, review that quarterly data in accordance with standards established by the American Institute of Certified Public Accountants because we believe that the Company's internal controls for the preparation of interim financial information do not provide an adequate basis to enable us to complete such a review."

     The audited consolidated financial statements of USA Waste Services, Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of Waste Management, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

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                                  $600,000,000

                             WASTE MANAGEMENT, INC.

                            7 3/8% SENIOR NOTES DUE 2010

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                FEBRUARY 2, 2001

                                  ------------

                          Joint Book-Running Managers

                              SALOMON SMITH BARNEY

                           CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.
                                  ------------

                         BANC OF AMERICA SECURITIES LLC

                           DEUTSCHE BANC ALEX. BROWN

                             FLEET SECURITIES, INC.

                              GOLDMAN, SACHS & CO.

                                   JP MORGAN

                                LEHMAN BROTHERS

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